EXHIBIT 99.1

Lithia Motors, Inc. Declares Quarterly Dividend of $0.05 Per Share for the Third Quarter of 2008

MEDFORD, Ore.--(BUSINESS WIRE)-- Lithia Motors, Inc. (NYSE:LAD) today announced that the Board of Directors has approved a dividend of $0.05 per share for the third quarter of 2008. Lithia will pay the dividend October 29th to shareholders of record on October 15th, 2008. Last quarter’s dividend was $0.14 per share and it has been reduced to reflect the current economic environment.

About Lithia

Lithia Motors, Inc. is a Fortune 700 Company, selling 28 brands of new and all brands of used vehicles at 106 stores, which are located in 46 markets within 15 states. Internet sales are centralized at www.Lithia.com, or through www.L2Auto.com. Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 105,108 new and used vehicles and had $3.22 billion in total revenue in 2007.

Additional Information

For additional information on Lithia Motors, contact the Investor Relations Department: 541-618-5770 or log-on to: www.lithia.com - go to Investor Relations.